Exhibit 99.1
BioTime, Inc.	6121 Hollis Street
Emeryville, CA 94608
Tel: 510-350-2940
Fax: 510-350-2948
www.biotimeinc.com
For Further Information:
Judith Segall (510) 350-2940

BIOTIME NAMES ROBERT W. PEABODY SENIOR VICE PRESIDENT
AND CHIEF OPERATING OFFICER

EMERYVILLE, CA, October 23, 2007 - BioTime, Inc. (OTCBB: BTIM) today announced that Robert W. Peabody, CPA, has joined BioTime as Senior Vice President and Chief Operating Officer. Mr. Peabody will head BioTime’s efforts to obtain research funding grants from private and public sources, including the California Institute for Regenerative Medicine (“CIRM”), to help finance BioTime’s entry into the field of regenerative medicine and stem cell research.

Prior to joining BioTime, Mr. Peabody served as Vice President-Grant Administration for Advanced Cell Technology, Inc (ACT) and also served on their Board of Directors from 1998 to 2006. Mr. Peabody will oversee the operating departments of BioTime as well as assist in applying for research grants to finance the research and development of stem cell and blood volume replacement products.

Mr. Peabody has extensive experience in biotechnology investing and aiding in the start ups of such companies as Geron Corporation. Mr. Peabody spent 14 years as a Regional Controller for Ecolab, Inc., a Fortune 500 specialty chemical manufacturer and service company. He also has experience in financial management, operations and supply chain management, and has been an audit manager for Ernst and Young where he was on the audit staff serving the firm’s clients whose shares are publicly traded. Mr. Peabody received a Bachelor Degree in Business Administration from The University of Michigan and is a Certified Public Accountant.

CIRM was established in early 2005 with the passage of Proposition 71, the California Stem Cell Research and Cures Initiative. The statewide ballot measure, which provided $3 billion in funding for stem cell research at California universities and research institutions, was approved by California voters on November 2, 2004, and called for the establishment of a new state agency to make grants and provide loans for stem cell research, research facilities and other vital research opportunities. CIRM will use bond proceeds to fund basic and applied biomedical research focused on developing diagnostics and therapies and on other vital research opportunities that will lead to life-saving medical treatments. All proposals are peer-reviewed to support the most promising scientific research. Research grants are made only to California-based research institutions

BioTime also plans to seek up to $5,000,000 of new funding to finance its operations and its entry into the stem cell field. BioTime has not yet determined the amount or terms of any securities that may be offered in connection with such financing. Any securities that may be offered have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

About BioTime, Inc.

BioTime, headquartered in Emeryville, California, develops blood plasma volume expanders, blood replacement solutions for hypothermic (low temperature) surgery, organ preservation solutions, and technology for use in surgery, emergency trauma treatment and other applications. BioTime’s lead product Hextend is manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ Corp. under exclusive licensing agreements. BioTime has recently entered the field of regenerative medicine where it plans to develop new medical and research products using embryonic stem cell technology. Information about BioTime can be found on the web at www.biotimeinc.com. Hextend® and PentaLyte® are registered trademarks of BioTime, Inc.

Forward Looking Statements

The matters discussed in this press release include forward-looking statements which are subject to various risks, uncertainties, and other factors that could cause actual results to differ materially from the results anticipated. Such risks and uncertainties include but are not limited to the success of BioTime in developing new stem cell products and technologies; results of clinical trials of BioTime products; the ability of BioTime and its licensees to obtain additional FDA and foreign regulatory approval to market BioTime products; competition from products manufactured and sold or being developed by other companies; the price of and demand for BioTime products, and the ability of BioTime to raise the capital needed to finance its current and planned operations. Other factors that could affect BioTime’s operations and financial condition are discussed in BioTime’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission.